Exhibit 10.1

CARRIER ACCESS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

[NAME]

Employee ID Number: [Number]

NOTICE OF GRANT

Carrier Access Corporation (the “Company”) hereby grants you, [Name] (the “Employee”), an award of restricted stock units (“Restricted Stock Units”) pursuant to the Stock Issuance Program under the Company’s 1998 Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached and of the Plan, the principal features of this award are as follows:

Number
of Restricted Stock Units:	[ ]

Vesting Schedule:	[VESTING SCHEDULE and/or PERFORMANCE VESTING CONDITIONS] *

IMPORTANT:

*	Except as otherwise provided in Appendix A, Employee will not vest in the Restricted Stock Units unless he or she is employed by the Company or one of its Subsidiaries through the applicable vesting date.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in paragraphs 3 through 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

CARRIER ACCESS CORPORATION	EMPLOYEE

[NAME]	[NAME]

[TITLE]

Date: , 200	Date: , 200

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant. The Company hereby grants to the Employee under the Plan an award of the Number of Restricted Stock Units set forth on the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan. When shares of the Company’s Common Stock (“Shares”) are paid to the Employee in payment for the Restricted Stock Units, par value shall be deemed paid by the Employee for each Restricted Stock Unit by past services rendered by the Employee, and shall be subject to the appropriate tax withholdings. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3, 4 or 5, the Employee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4 or 5, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the first page of this Agreement. Restricted Stock Units shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Company or by one of its Subsidiaries from the Grant Date until the date the Restricted Stock Units are otherwise scheduled to vest occurs.

4. Change in Control. In the event of a Change in Control, this Restricted Stock Unit award shall immediately vest and be settled by the Company through the issuance of Shares immediately prior to the effective date of the Change in Control unless this Restricted Stock Unit award is otherwise assumed or substituted by the successor corporation (or parent thereof).

5. Plan Administrator Discretion. The Plan Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Plan Administrator. If the Plan Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth on the first page of this Agreement (whether or not the Employee remains employed by the Company or by one of its Subsidiaries as of such date(s)), unless an earlier payment date, in the judgment of the Plan Administrator, would not cause the Employee to incur an additional tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”).

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable following the date of vesting, subject to paragraph 9. Any Restricted Stock Units that vest in accordance with paragraph 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph, subject to paragraph 9. For each Restricted Stock Unit that vests, the Employee will receive one Share.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3, 4 or 5 at the time of the Employee’s termination of service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

8. Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. When Shares are issued as payment for vested Restricted Stock Units, the Company (or the employing Subsidiary) shall withhold a portion of the Shares that have an aggregate market value sufficient to pay the minimum federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence shall be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 9.

10. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Employee, as the case may be, and the Company, or the Subsidiary employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Finance Department, Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Plan Administrator may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18. Plan Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Restricted Stock Unit award or future Restricted Stock Unit awards that may be awarded under the Plan by electronic means or request Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

23. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Labor Law. By accepting this Restricted Stock Unit award, the Employee acknowledges that: (a) the grant of this Restricted Stock Unit award is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of Shares subject to each Restricted Stock Unit award, the purchase price per Share, and the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this Restricted Stock Unit award is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) this Restricted Stock Unit award is not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this Restricted Stock Unit award ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) this Restricted Stock Unit award has been granted to the Employee in the Employee’s status as an employee of the Company or its Subsidiaries; (i) any claims resulting from this Restricted Stock Unit award shall be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any Subsidiary employing the Employee as a result of this Restricted Stock Unit award.

25. Disclosure of Employee Information. By accepting this Restricted Stock Unit award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Restricted Stock Units of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the [Human Resources Department] for his or her employer.

26. Non-Competition Provisions.

(a) In the event the Plan Administrator determines that the Employee is engaging in Competitive Activity with the Company, any Subsidiary, or any business in which any of the foregoing has a material interest (the “CAC Businesses”), the Plan Administrator may cancel this award of Restricted Stock Units, whether or not vested, in whole or in part. Such cancellation shall be effective as of the date specified by the Board.

(b) In the event the Employee ceases to serve as an Employee (as such term is defined in the Plan), and if within a period of one year following the effective date of such termination (the “Noncompete Period”), the Plan Administrator determines that the Employee has engaged, while an Employee (as such term is defined in the Plan) or during the Noncompete Period, in a Competitive Activity with that of any CAC Business, then upon written demand by the Company, the Employee shall assign, transfer and convey forthwith to the Company any Shares that have been issued in accordance with this Agreement. If the Employee has sold any or all of such Shares (the “Sold Stock”), then upon written demand by the Company (not later than the expiration of the Noncompete Period), the Employee shall assign, transfer and convey forthwith any remaining Shares and shall pay forthwith to the Company in cash an amount equal to the sale price or market price obtained by the Employee for the Sold Stock.

27. Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to principles of conflict of laws.